  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of GT Biopharma, Inc. of our report dated March 27, 2020, relating to our audit of the consolidated financial statements as of and for the years ended December 31, 2019 and 2018, which appears in the Annual Report on Form 10-K of GT Biopharma, Inc. for the year ended December 31, 2019. Our report included an explanatory paragraph expressing substantial doubt about the ability of GT Biopharma, Inc. to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP

White Plains, New York
July 14, 2020